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                                                                   EXHIBIT 10.26

                                                                  Execution Copy

                        INDEPENDENT CONTRACTOR AGREEMENT

                  THIS INDEPENDENT CONTRACTOR AGREEMENT (this "Agreement") is entered into as of November 19, 1997 (the "Effective Date") by and between ACUTE THERAPEUTICS, INC., a Delaware corporation ("Corporation"), and THE SAGE GROUP, a New Jersey partnership ("Contractor").

                  WHEREAS, Corporation develops and commercializes novel, proprietary pharmaceuticals intended for use in the acute care setting, including for use in the treatment of Infant Respiratory Distress Syndrome ("IRDS"), Adult Respiratory Distress Syndrome ("ARDS") and Meconium Aspiration Syndrome ("MAS");

                  WHEREAS, Contractor is an independent contractor in the business of assisting companies like Corporation in identifying, structuring and negotiating strategic partnering relationships in the pharmaceutical industry and has considerable knowledge, experience and expertise in such area;

                  WHEREAS, Corporation and Contractor have entered into a letter agreement dated October 28, 1996, pursuant to which Contractor provides certain consulting services to Corporation (the "Consulting Agreement"); and

                  WHEREAS, Corporation desires to obtain the services of Contractor as provided in this Agreement, and Contractor desires to furnish services to Corporation upon the terms and conditions set forth in this Agreement, which such services shall be in addition to services provided by Contractor to Corporation pursuant to the Consulting Agreement.

                  NOW, THEREFORE, Corporation and Contractor agree as follows:

1. Term and Termination of Agreement. Corporation hereby retains the services of Contractor and Contractor hereby agrees to render services as a consultant for Corporation for a twelve (12)-month period commencing on the Effective Date (the "Initial Term"). Following the Initial Term, the services of Contractor may be terminated by either Contractor or Corporation at any time, for any reason, by providing ten (10) days' prior written notice to the other party; provided, however, that in the event Corporation enters into a Strategic Partnering Transaction (as hereinafter defined) with any entity within one (1) year of the date of termination of this Agreement, where Contractor introduced Corporation to such entity, and bona fide negotiations took place relating to a Strategic Partnering Transaction, during the term of this Agreement, Contractor shall be entitled to options (which hereinafter shall sometimes be referred to as "Transaction Options") as compensation for Strategic Partnering Transactions pursuant to Section 3 hereof.




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2. Contractor's Duties and Obligations. For the term of this Agreement,
Contractor shall act as a consultant to Corporation, to identify and introduce Corporation to potential strategic partners (the "Strategic Partners") for the further development, clinical and regulatory activities related to, and commercialization of Corporation's technologies for the treatment of human disease, including but not limited to IRDS, ARDS and MAS (each such treatment to be referred to as an "Indication") (the "Strategic Partnering Transactions"). Further, Contractor shall, if requested by Corporation, participate in the structuring and negotiating of the Strategic Partnering Transactions.

3. Compensation.

   a. Transaction Options. As consideration for the services to be performed by Contractor pursuant to the terms of this Agreement, the Corporation shall issue to Contractor, upon the consummation, if it occurs, of a Strategic Partnering Transaction with a Strategic Partner: (A) for an Indication in any of the three territories of Westem Europe, North America or Japan, an option to purchase Five Thousand (5,000) shares of Common Stock at an exercise price per share equal to the fair market value of the Corporation's Common Stock on the day of the consummation of the Strategic Partnering Transaction ("Fair Market Value") (subject to adjustment) and (B) for either, but not both of: (i) an additional Indication in any of the three territories of Western Europe, North America or Japan, or (ii) the same Indication (in clause (A) above) in one of the other remaining two territories, an additional option to purchase Five Thousand (5,000) shares of Common Stock at an exercise price per share equal to the Fair Market Value. Any Transaction Options issued under this Section 3(a) shall be issued in five equal parts to each partner of Contractor, namely R. Douglas Hulse, Wayne Pambianchi, Richard G. Power, Gordon Ramseier and Daniel Tripodi. Each Transaction Option shall be immediately exercisable in full upon issuance and shall expire five (5) years from the date of issuance. If the Company's Common Stock is publicly traded, Fair Market Value shall equal the average of the closing prices of a share of Common Stock as reported by its primary national securities exchange or the automatic quotation system of the Nasdaq Stock Market for the thirty business days ending the day before the consummation of the Corporate Partnering Transaction.

   b. Sole Consideration. The issuance of the Transaction Options shall constitute the sole consideration to be received by Contractor in connection with the performance of Contractor's services under this Agreement.

4. Confidentiality. Prior to its commencement of services to Corporation under this Agreement, Contractor shall execute Corporation's form of Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement substantially in the form as attached hereto as Exhibit A.

5. Independent Contractor Relationship. With respect to the services to be performed by Contractor under this Agreement, it is mutually understood and agreed that Contractor is at all times acting and performing as an independent contractor, and not an employee, of Corporation. Corporation and Contractor agree that Contractor enters into this association with Corporation on a non-exclusive basis and is free to conduct other business separate and apart from its services to Corporation, provided that such business does not conflict or otherwise interfere with Contractor's duties under this Agreement. Corporation shall neither have nor exercise any control or direction over the


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specific methods by which Contractor shall perform its services hereunder.
Contractor shall have no claim under this Agreement or otherwise against Corporation for worker's compensation or any other employee benefits, all of which shall be the sole responsibility of Contractor. Corporation shall not withhold on behalf of Contractor, pursuant to this Agreement, any sums for income tax or otherwise pursuant to any law or requirement of any government agency, and all such withholding, if any is required, shall be the sole responsibility of Contractor. Contractor acknowledges that it is neither an agent nor an employee of Corporation for any purpose whatsoever and shall have no authority to enter into agreements for or on behalf of Corporation, or to otherwise legally obligate or bind Corporation for any purpose whatsoever. Further, Contractor represents that it has not entered into, and agrees not to enter into, any agreement either written or oral in conflict herewith or in conflict with its consulting relationship with Corporation, including its obligations to Corporation pursuant to the Consulting Agreement.

6. Indemnification.

   a. Contractor shall indemnify and hold harmless Corporation and its directors, officers, employees and agents from any and all losses, claims, damages, liabilities or costs (including reasonable attorneys' fees and expenses) which arise out of Contractor's performance of its duties under
Section 2 hereof or the gross negligence or willful misconduct of Contractor hereunder.

   b. Corporation shall indemnify and hold harmless Contractor and its directors, officers, employees and agents from any and all losses, claims, damages, liabilities or costs (including reasonable attorneys' fees and expenses) which arise out of Contractor's performance of its duties under
Section 2 hereof or the gross negligence or willful misconduct of Corporation hereunder.

   c. This Section 6 shall survive the termination of this Agreement.

7. Miscellaneous.

   a. Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the Commonwealth of Pennsylvania.

   b. Expenses. Contractor agrees that it shall be responsible for all expenses, including without limitation travel expenses, incurred by it in the performance of this Agreement and shall not be entitled to reimbursement from Corporation.

   c. Arbitration. Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this Agreement, or any claim arising out of or relating to this Agreement, will be submitted to and be settled by final and binding arbitration in New York, New York or such other place as the parties may mutually agree, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.



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   d. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via telecopy to the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, at the address set forth under such party's name on the signature page hereof; Any party by giving written notice to the other in the manner provided above may change its address for purposes hereof.

   e. Amendment. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

   f. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be construed, if possible, so as to be enforceable under applicable law, else, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

   g. Successors and Assigns. The rights and obligations of the company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Corporation. Consultant shall not be entitled to assign any of his rights or obligations under this Agreement.

   h. Further Assurances. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement.

   i. Entire Agreement. This Agreement, including Exhibit A attached hereto, and the Letter Agreement dated October 28, 1996 constitute the entire agreement between the parties with respect to the engagement of Contractor.




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                  IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

                             ACUTE THERAPEUTICS, INC.
                             a Delaware corporation



                             By: /s/ Robert J. Capetola
                                 ---------------------------------------------
                             Name:       Robert J. Capetola
                             Title:      President and Chief Executive Officer
                             Address:    3359 Durham Road
                                         Doylestown, PA 18901
                                         Fax: (215) 794-3241



                             THE SAGE GROUP

                             By: /s/ Richard G. Power
                                 ---------------------------------------------
                             Name:       Richard G. Power
                             Title:      Partner
                             Address:    245 Route 22 West
                                         Suite 304
                                         Bridgewater, NJ 08807

                                         Fax: (908) 231-9692